UNITED STATES OF AMERICA
                      FEDERAL ENERGY REGULATORY COMMISSION


Before Commissioners:    James J. Hoecker, Chairman;
                         Vicky A. Bailey, William L. Massey,
                         Linda Breathitt, and Curt Hebert, Jr.

Central Maine Power Company        )    Docket No. EC98-36-000


                    ORDER CONDITIONALLY AUTHORIZING PROPOSED
                            CORPORATE REORGANIZATION

                             (Issued July 16, 1998)

     Central Maine Power Company (Central Maine) has filed an application pursuant to section 203 of the Federal Power Act (FPA)/1/ for Commission authorization to implement a corporate restructuring which will result in the formation of a holding company. As a result of the proposed restructuring, Central Maine and its various utility and non-utility subsidiaries will become subsidiaries of a new holding company to be named later ("HoldCo" for purposes of this order).

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/1/  16 U.S.C. Section 824b (1994).
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I.   Background

     A.   Description of Central Maine and Its Current Corporate Structure

     Central Maine is a public utility within the meaning of the Federal Power Act (FPA)./2/ Central Maine is primarily engaged in the business of generating, transmitting, distributing, and selling electric energy to retail customers in Southern and Central Maine and to various wholesale customers.

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/2/  See 16 U.S.C. Section 824(e) (1994).
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     Central Maine  currently has three public utility  subsidiaries:  (1) Maine
Electric Power Company, Inc. (MEPCO), in which Central Maine owns a 78.3 percent interest;/3/ (2) Aroostook Valley Electric Company (AVEC), which is wholly owned by Central Maine;/4/ and (3) NORVARCO, also wholly owned by Central Maine./5/ In addition, Central Maine has interests in nine non-utility companies which are devoted primarily to stimulating economic growth in Central Maine's service area and capitalizing on diversified non-jurisdictional investment opportunities for stockholders. Finally, Central Maine has direct or indirect ownership interests in thirty-one hydroelectric facilities, two oil-fired steam-electric generation stations, several internal combustion generation facilities, and five nuclear generation facilities in New England.

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/3/  MEPCO  owns and  operates  a 345 kV  transmission  interconnection  between
     Wiscasset, Maine and the Maine-New Brunswick international border.

/4/ AVEC owns and operates a 31 MW wood-fired generating plant, the output of which is sold to Central Maine.

/5/ NORVARCO is one of the two general partners in Chester SVC Partnership, a general partnership that owns a static var compensator facility located adjacent to MEPCO's transmission interconnection with New Brunswick.
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     B.   Proposed Corporate Reorganization

     Central Maine proposes to reorganize its corporate operations through the creation of an "exempt" holding company parent./6/ The corporate reorganization will be accomplished pursuant to the terms of an Agreement and Plan of Merger to be entered into among Central Maine, HoldCo, and a Maine corporation to be formed for the purpose of implementing the transaction ("MergeCo" for purposes of this order). Initially, MergeCo will be a wholly-owned subsidiary of HoldCo, and HoldCo will be a wholly-owned subsidiary of Central Maine. MergeCo will subsequently be merged into Central Maine, with Central Maine as the surviving corporation. Thereafter, each issued and outstanding share of Central Maine's common stock will be converted into one share of HoldCo common stock./7/ The shares of HoldCo common stock owned by Central Maine prior to the merger will then be canceled and the outstanding shares of MergeCo common stock will be converted into a number of shares of Central Maine common stock equal to the number of outstanding shares of Central Maine common stock prior to the merger. As a result of the merger and stock conversions, HoldCo will become the sole holder of Central Maine's issued and outstanding shares of common stock.

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/6/  According to the application,  the proposed  corporate  restructuring is in response to comprehensive state restructuring legislation signed into law by the Governor of Maine on May 29, 1997. Among other things, the legislation provides for the deregulation of competitive electricity providers and requires investor-owned utilities to divest themselves of their non-nuclear generation assets by March 1, 2000. Central Maine indicates that as a result of a subsequent auction process, it has reached agreement to sell all of its hydroelectric, fossil-fuel, and biomass generation assets, as well as its ownership interest in AVEC, to a subsidiary of the FPL Group. The FPL Group is the parent company of Florida Power & Light Company (FP&L). Central Maine does not currently seek authorization for a disposition of jurisdictional facilities that will transpire as a result of the sale of these assets. However, it states that certain aspects of this transaction will be the subject of a separate application with the Commission.

/7/ Central Maine's outstanding preferred stock and debt will not be affected by the exchange.
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II.  Notice of Filing and Responses

     Notice of Central Maine's application was published in the Federal Register, 69 Fed. Reg. 18,904 (1998), with comments due on or before May 7, 1998. On May 7, 1998, Houlton Water Company (Houlton) filed a motion to intervene and protest. Also on May 7, 1998, Florida Municipal Power Agency
(FMPA) filed a motion to intervene, protest and request for the Commission to require the FPL Group to accept the formation of an Independent System Operator
(ISO) in Florida as a condition of approving the instant application. On May 19, 1998, and May 22, 1998, Central Maine and FP&L, respectively, filed answers to FMPA's motion to intervene, protest and request for a Florida ISO./8/ On May 28, 1998, FMPA filed an answer to FP&L's late motion to intervene and Central Maine's and FP&L's answers to FMPA's motion to intervene, protest and request for an ISO condition.

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/8/  Concurrent  with the  filing of its  answer,  FP&L also  filed an  untimely motion to intervene.
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     In its protest,  Houlton  states that it currently  purchases  requirements service from Central Maine under a power sales agreement which has a term of service through February 3, 1999. Houlton indicates that the primary source for power under the agreement is a non-nuclear generation station owned by AVEC, and notes that Central Maine has recently contracted to sell this unit, and all of its other non-nuclear generating assets to the FPL Group. Houlton expresses concern regarding the status of the power sales agreement in light of a statement by the FPL Group that it is unwilling to take assignment of the agreement after the sale occurs. Houlton requests that the Commission condition its authorization of Central Maine's instant application upon the requirement that Central Maine continue to provide Houlton with requirements service for the remaining term of the power sale agreement./9/

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/9/  Houlton protest at 3.
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     FMPA does not object to Central Maine's proposed holding company formation.
However, it does object to Central Maine's future sale of its non-nuclear generation assets to the FPL Group. FMPA alleges that the diversion of funds to unrelated Maine utility investments will reduce the funds available for investment in Florida, including investments in transmission./10/ FMPA asserts that the formation of an ISO in Florida would mitigate the alleged financial impact of the FPL Group's acquisition of Central Maine's generation assets. FMPA claims that the FPL Group opposes such a formation,/11/ and requests that the Commission condition its acceptance of the FPL Group's purchase of Central Maine's generation assets upon the requirement that the FPL Group accept the formation of an ISO within Florida.

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/10/ FMPA protest at 6.

/11/ Id. at 5.
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     Both Central Maine and FP&L contend that FMPA's  motion to intervene  fails
to  demonstrate,   consistent  with  Rule   214(b)(2)(ii)  of  the  Commission's
regulations, that it has an interest that may be directly affected by the outcome of this proceeding. Accordingly, Central Maine requests that the Commission deny FMPA's motion to intervene in this docket.

     In its answer, FMPA supports FP&L's late intervention. In addition, FMPA notes that it does not object to the Commission treating the instant proposed reorganization as a separate transaction from the future asset sale, so long as Central Maine and FP&L will not be heard to argue that approval of the instant restructuring justifies approval of the unconditioned sale of assets.

III. Discussion

     A.   Procedural Matters

     Pursuant to Rule 214 of the Commission's Rules of Practice and Procedure,/12/ the timely, unopposed motion to intervene of Houlton serves to make it a party to the proceeding. In addition, despite the opposition of Central Maine and FP&L, we will grant the motion to intervene of FMPA given the early stage of the proceeding, the lack of prejudice, and the interest it represents. For the same reasons, we will grant the motion to intervene out-of-time of FP&L./13/ Moreover, although the Commission's Rules of Practice and Procedure do not normally permit answers to protests,/14/ given that the answers help in clarifying certain issues, we will accept the answers.

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/12/ 18 C.F.R. Section 385,214 (1998).

/13/ See 18 C.F.R. Section 385.214(d) (1998).

/14/ Id. at Section 385.213(a)(2) (1998).
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     B.   Effects on Competition, Rates and Regulation

     The proposed restructuring will have no effect on competition. While the proposed reorganization results in a change of ownership or control of jurisdictional facilities by virtue of the creation of the new holding company, it involves only Central Maine and its affiliates and does not itself result in any change in the operation of Central Maine's facilities, or other inputs that could be used as barriers to entry, that would have an anti-competitive effect.

     The proposed reorganization will not adversely affect rates. Central Maine states that the reorganization will not affect its retail or wholesale rates because the costs associated with the reorganization will not be included in rates.

     With respect to the reorganization's effect on regulation the application states that it is contemplated that HoldCo will be an exempt holding company under the Public Utility Holding Company Act of 1935 (PUHCA)./15/ While the filing of such an application in good faith exempts the applicant from Securities and Exchange Commission (SEC) regulation under PUHCA until the SEC acts upon the application, the SEC may grant or, after notice and an opportunity for hearing, deny or otherwise dispose of the application./16/ If the SEC were to determine that HoldCo does not qualify for exempt holding company status, but instead becomes a registered holding company, Ohio Power/17/ would deprive this Commission of authority over certain intra-company transactions.

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/15/ 15 U.S.C. Section 79c(a)(1) (1994); See Application at 11 and 15.

/16/ 15 U.S.C. Sections 79b, 79c (1994);

/17/ Ohio Power Co. v. FERC, 954 F.2d 779, 782-86 (D.C. Cir.), cert. denied, 498
     U.S. 73 (1992) (Ohio Power).
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     Because  HoldCo's  status  as an  exempt  holding  company  under  PUHCA is unclear, we will condition approval of the proposed reorganization on Central Maine's agreeing to abide by our policies with respect to intra-corporate transactions, if it is subsequently determined that HoldCo is a registered holding company. Central Maine shall inform the Commission within 15 days of the date of this order whether this condition is acceptable.

     Finally, neither Houlton nor FMPA raise any substantive issues related to Central Maine's proposed reorganization. Instead, both parties raise issues concerning the future sale of Central Maine's non-nuclear generation assets to the FPL Group. Insofar as Central Maine does not currently seek authorization for a disposition of jurisdictional facilities to the FPL Group, both Houlton's and FMPA's issues are beyond the scope of Central Maine's instant application. Central Maine has stated that certain aspects of its future sale to the FPL Group will be the subject of a separate application with the Commission. Houlton and FMPA will have the opportunity to raise any relevant concerns in that proceeding.

     Accordingly, we find that the proposed disposition will, as conditioned, not have any adverse effect on competition, rates or regulation.

     C.   Accounting Treatment

     Central Maine did not quantify the costs arising from the creating of HoldCo nor did it specify the accounting to be afforded such costs. Central Maine did, however, state that the transaction costs incurred would not affect its retail or wholesale rates because the costs would not be included in rates. The Commission has found that any costs incurred by a public utility in connection with transactions such as the one proposed here as nonoperating in nature and should be charged to Account 426.5, Other Deductions, if they are not passed on to the holding company parent./18/ Accordingly, we will direct Central Maine to write-off these costs to Account 426.5 to the extent that they are not passed on to the holding company. In addition, we will require Central Maine to submit its accounting for the creation of the holding company within six months of the completion of the reorganization.

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/18/ Wisconsin Electric Power Company, et al., 74 FERC Paragraph 61,069 (1996).
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The Commission orders:

     (A) The proposed disposition of jurisdictional facilities of Central Maine in the above-described corporate restructuring is consistent with the public interest and is hereby conditionally authorized, as discussed in the body of this order.

     (B) The Commission retains authority under section 203(b) of the Federal Power Act to issue supplemental orders as appropriate.

     (C) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of cost or any other matter whatsoever now pending or which may come before the Commission.

     (D) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted.

     (E) The Applicants shall inform the Commission within 15 days of the date of this order whether they agree to abide by the Commission's policies with respect to intra-corporate transactions within a registered holding company structure, as discussed in the body of this order.

     (F) The motion to intervene out-of-time of FP&L and the opposed motion to intervene of FMPA are hereby granted. The answers of Central Maine, FP&L and FMPA are hereby accepted.

     (G) Central Maine shall record all costs involved in the formation of HoldCo that are not passed on to HoldCo in Account 426.5, Other Deductions.

     (H) Applicants are hereby directed to file the accounting information discussed in the body of this order.

By the Commission.

( S E A L )

                                         David P. Boergers,
                                         Acting Secretary